Exhibit 99.1

Republic Services, Inc. Names Catharine D. Ellingsen

EVP, Chief Legal Officer and Corporate Secretary

PHOENIX (June 16, 2016) – Republic Services, Inc. (NYSE: RSG) today announced that Catharine D. Ellingsen, 52, has been named EVP, chief legal officer and corporate secretary. She will report directly to President and Chief Executive Officer Donald W. Slager. Ms. Ellingsen replaces Michael P. Rissman, 56, who is currently on a leave of absence, and is leaving the Company, effective immediately.

A highly accomplished attorney with over 25 years of legal experience, Ms. Ellingsen joined the Company’s legal team in August 2001. During her 15-year tenure at Republic, she held roles of increasing responsibility, including managing corporate counsel, associate general counsel and VP, deputy general counsel. She most recently held the position of SVP, general counsel, where she directed the Company’s corporate governance and legal affairs, including litigation, commercial transactions and legal regulatory matters, during Mr. Rissman’s leave of absence. Prior to that, Ms. Ellingsen was the SVP, Human Resources, a position she held for five years. In this role, she led all human resources, recruiting, labor relations and employment practices across the Company.

Mr. Slager said, “Catharine is an experienced attorney with great integrity, leadership skills and a deep knowledge of our industry and Company. We expect a seamless transition of duties given our robust succession planning process, which has developed a deep leadership bench across our organization. We look forward to her contributions in further fostering a strong culture of compliance while helping us achieve our vision of becoming America’s preferred recycling and waste services partner.”

Prior to joining Republic, Ms. Ellingsen spent nine years in private practice primarily focused on employment and labor law for international law firms Steptoe & Johnson LLP and Bryan Cave LLP. She received her Bachelor of Arts degrees in political science and American history from Wheaton College in 1986 and her Juris Doctorate from The American University, Washington School of Law in 1992.

Mr. Rissman served as the Company’s EVP, chief legal officer and corporate secretary since August 2009. Previously, he had served as acting general counsel and corporate secretary from March 2009. Mr. Rissman joined Allied Waste as VP, deputy general counsel in July 2007 and continued in the same positions at Republic following the Allied acquisition in December 2008.

Mr. Slager stated, “Mike has added tremendous value to our Company through his counsel, and commitment to legal and environmental excellence and compliance.”

About Republic Services:

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.™, the brand’s tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue Planet™ for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at www.RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

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For more information, contact:
Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@RepublicServices.com	investor@RepublicServices.com